Exhibit 99.1

Forest Oil Announces Record Operational and Financial Results in 2007 Including Highly Successful Capital Allocation Program

Estimated Proved Reserves Increased to a Record 2,119 Bcfe in 2007

Reserve Replacement Ratio Was 703% from All Capital Activities with Finding, Development, and Acquisition Costs of $2.27 Per Mcfe

Organic Reserve Replacement Ratio Was 236%, with Finding and Development Costs of $2.21 Per Mcfe ($1.99 Per Mcfe Excluding Revisions)

Net Sales Volumes Increased 50% to 149 Bcfe (Excluding Alaska)

All-in Cash Costs Decreased on a Per-Unit Basis by 17% in the Fourth Quarter 2007 to $2.32 Per Mcfe from $2.78 Per Mcfe in the Fourth Quarter of 2006

DENVER--(BUSINESS WIRE)--Forest Oil Corporation (NYSE: FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full year 2007. The Company reported the following full year 2007 highlights:

  Record estimated proved reserves of 2,119 Bcfe replacing over 700% of production with finding, development, and acquisition costs of $2.27 per Mcfe
  Record adjusted earnings of $223.1 million, up 102% over 2006, on revenues of almost $1.1 billion
  Record adjusted EBITDA of $871.4 million, up 69% over $516.5 million in 2006
  Record adjusted discretionary cash flow of $742.0 million, up 71% over $434.6 million in 2006
  Strategic repositioning of the asset portfolio with the purchase of The Houston Exploration Company (Houston Exploration) and the sale of the Alaska assets
  Successful capital re-allocation on properties recently acquired from Houston Exploration

H. Craig Clark, President and CEO, stated, “The Company had an excellent year with attractive results. The successful integration of Houston Exploration and sale of the Alaska assets significantly narrowed our operational focus and improved both the quality of our asset base and the inventory of undrilled locations to drive organic growth. Despite the significant transition required to effect these extensive changes and improvements in our business, we were able to maintain excellent organic and all-in reserve replacement costs while keeping our proved undeveloped reserve percentage flat. We also were able to drive total cash costs down significantly to $2.32 in the fourth quarter. We have delivered efficient investment, improved margin extraction, and conservative capital spending, all as promised.

“When we bought Houston Exploration, we dedicated ourselves to rationalize capital on the acquired assets and prudently invest irrespective of the short-term impact on the acquired production. Our investment results were exceptional and proved that the Houston Exploration asset base is capable of generating good rates of returns and F&D costs. Our capital rationalization strategy employed on the Houston Exploration assets in 2007, combined with the existing capital deployment strategy on the legacy Forest assets, yielded organic F&D costs of $2.21 per Mcfe. Houston Exploration posted standalone onshore organic F&D of $3.78 per Mcfe in 2006.

“The successful capital rationalization strategy required us to take a step back from the drilling program on the acquired assets in South Texas and the Uinta Basin in the fourth quarter of 2007. This allowed us to perform a comprehensive review of the properties and has enabled us to commit to a 5 rig drilling program in South Texas and resume operations in the Uinta Basin, starting in the first quarter of 2008. Due to the reduction in capital spending and natural declines of the South Texas fields, production for Forest will be down sequentially in the first quarter of 2008. After this initial decline, we believe that we will be able to grow production organically at an annual rate of approximately 10% in the last three quarters of 2008.”

ESTIMATED PROVED RESERVES

Forest reported year end estimated proved reserves of approximately 2,119 Bcfe, up 66% compared to 1,274 Bcfe, pro forma for the sale of the Alaska assets, at December 31, 2006. The estimated proved reserves, which are 70% proved developed, consist of approximately 73% natural gas. The pre-tax present value of estimated proved reserves at year end, based on constant prices and costs and discounted at 10%, totaled $6.0 billion, up 82% compared to $3.3 billion at December 31, 2006. The valuation was based on year end natural gas prices of $6.80 per MMbtu and oil prices of $95.98 per barrel NYMEX, compared to natural gas prices of $5.64 per MMbtu and oil prices of $61.05 per barrel NYMEX at December 31, 2006. Forest’s estimated proved reserves were audited by an independent third-party engineering firm.

The following table reflects the 2007 activity related to Forest’s estimated proved reserve amounts, and includes calculations of finding and development costs and reserve replacement ratios utilizing net sales volumes and capital expenditure amounts:

Estimated Proved Reserves (Bcfe)
December 31, 2006 (1)	1,274

Purchases of properties	656
Discoveries and extensions	391
Reserve additions	1,047

Net sales volumes (1)	(149)
Sales of properties (1)	(14)
Revisions (1)	(39)
Reserve subtractions	(202)

December 31, 2007	2,119

2007 All-sources reserve replacement ratio	703%
2007 Finding, development and acquisition costs (per Mcfe)	$ 2.27
2007 Organic reserve replacement ratio	236%
2007 Organic finding and development costs (per Mcfe)	$ 2.21
2007 Organic finding and development costs excluding revisions (per Mcfe)
$ 1.99
2007 Reserve life ratio (years) (2)	11.8

(1) Excludes Alaska. (2) Based on net sales volumes for the three months ended December 31, 2007 annualized.

CAPITAL ACTIVITIES

For the year ended December 31, 2007, Forest invested $1.598 billion on acquisitions, and $777 million in exploration and development activities (not including $5 million of capital spent on the divested Alaska assets). Other costs included as capital expenditures were a non-cash gross up of $559 million relating to the tax step-up in the booked fair value of the assets acquired in the Houston Exploration acquisition, $38 million associated with asset retirement obligations, and $21 million of capitalized interest and equity compensation. The following table summarizes capital expenditures incurred for the year ended December 31, 2007 for exploration and development, and acquisition activities (in millions):

Exploration and development	$ 777
Acquisitions	1,598

Total costs from all capital activities	2,375

Add:
Alaska exploration and development	5
Tax step-up in booked fair value of Houston Exploration assets	559
Asset retirement obligations	38
Capitalized interest and equity compensation	21
Total capital expenditures	$ 2,998

SALES VOLUMES

In this release, when we refer to “Remainco,” we mean the portion of Forest not included in the March 2, 2006 spin-off of our Gulf of Mexico operations and subsequent merger of those operations with a subsidiary of Mariner Energy, Inc. We refer to the operations spun-off as “Spinco.” When we refer to “Total Company” or “Forest,” we mean Remainco or, for the time prior to the spin-off, Remainco and Spinco added together.

For the three months ended December 31, 2007, Forest’s oil and gas net sales volumes increased to 494 MMcfe/d or 74% over Forest’s 284 MMcfe/d (excluding Alaska) in the corresponding period in 2006. For the year ended December 31, 2007, Forest’s oil and gas net sales volumes (excluding Alaska) increased to 408 MMcfe/d or 50% over Remainco’s 272 MMcfe/d in the corresponding period in 2006. The following table sets forth Forest’s net sales volumes for the three months and years ended December 31, 2007 and 2006:

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
DAILY NET SALES VOLUMES
Daily net natural gas sales volumes (MMcf):
United States	302.9	115.9	227.3	115.8
Canada	65.5	71.5	68.7	66.7
Total Remainco	368.4	187.4	296.0	182.5

Spinco	-	-	-	17.5
Total Company	368.4	187.4	296.0	200.0

Daily net oil and condensate sales volumes (MBbls):
United States	10.2	13.7	12.3	13.9
Canada	2.1	2.0	2.2	2.0
Total Remainco	12.3	15.7	14.5	15.9

Spinco	-	-	-	0.5
Total Company	12.3	15.7	14.5	16.4

Daily net natural gas liquids sales volumes (MBbls):
United States	7.8	4.8	6.6	4.3
Canada	0.8	1.0	0.7	1.1
Total Remainco	8.6	5.8	7.3	5.4

Spinco	-	-	-	0.2
Total Company	8.6	5.8	7.3	5.6

Equivalent daily net sales volumes (MMcfe):
United States	410.8	227.4	340.5	224.6
Canada	83.0	89.7	86.1	85.4
Total Remainco (including Alaska)	493.8	317.1	426.6	310.0

Alaska	-	32.9	18.6	37.8
Total Remainco (excluding Alaska)	493.8	284.2	408.0	272.2

Spinco	-	-	-	22.0
Total Company	493.8	317.1	426.6	332.0

Net sales volumes in the fourth quarter of 2007 were negatively impacted by a reversionary interest in the Rincon Field, production curtailments due to poor natural gas prices in the Uinta Basin (non-operated), and a pipeline closure in the Waterton Area in Canada (non-operated). As expected, volumes decreased sequentially in the fourth quarter of 2007 due to the reversionary interest in the Rincon Field and reduced capital spending in South Texas. The negative impact of the non-operated properties more than offset the positive performance in East Texas. Total net sales volumes for the six months ended December 31, 2007 were 501 MMcfe/d.

FOURTH QUARTER 2007 RESULTS

For the three months ended December 31, 2007, Forest reported net earnings of $27.6 million or $.32 per basic share. This earnings amount is a decrease of 10% compared to Forest’s net earnings of $30.8 million or $.49 per basic share in the corresponding period in 2006. The net earnings for the three months ended December 31, 2007 were affected by the following items:

  The non-cash effect of net unrealized losses relating to mark-to-market valuation on derivative instruments and investments, and foreign currency exchange totaling $89.2 million ($56.7 million net of tax)
  A reduction in the deferred tax liabilities of $14.1 million ($14.1 million net of tax) primarily due to lower statutory tax rates in Canada. The statutory tax rate in Canada was lowered from 32% to 25% over the period from 2007 to 2012, respectively.

Without the effect of these items, Forest’s adjusted net earnings would have been $70.2 million or $.81 per basic share. This earnings amount is an increase of 181% over Forest’s adjusted net earnings of $25.0 million or $.40 per basic share in the corresponding 2006 period. Fourth quarter results were slightly ahead of expectations because of better than expected margins. Noticeable improvements in NGL recoveries and price realizations and lower cash costs drove increased margins.

Forest’s adjusted EBITDA increased 105% for the three months ended December 31, 2007 to $265.6 million compared to adjusted EBITDA of $129.3 million in the corresponding 2006 period. Forest’s adjusted discretionary cash flow increased 132% for the three months ended December 31, 2007 to $237.8 million compared to adjusted discretionary cash flow of $102.3 million in the corresponding 2006 period. The increases are primarily the result of the acquisition of Houston Exploration partially offset by the sale of the Alaska assets.

Product Price Differentials to NYMEX

Forest’s price differential to NYMEX for natural gas remained consistent for the three months ended December 31, 2007 at $1.12 per Mcf compared to $1.10 per Mcf in the corresponding 2006 period.

Forest’s price differential to NYMEX for oil and condensate and for natural gas liquids was $5.69 per Bbl and $40.83 per Bbl (approximately 55% of NYMEX), respectively, for the three months ended December 31, 2007 compared to $6.45 per Bbl and $31.05 per Bbl (approximately 48% of NYMEX), respectively, in the corresponding 2006 period.

Total Cash Costs

Total cash costs per-unit decreased 17% for the three months ended December 31, 2007 to $2.32 per Mcfe compared to $2.78 per Mcfe in the corresponding 2006 period. The reduction is a result of corporate directives that focus on reducing company wide cash costs coupled with Forest’s improved asset mix resulting from acquisitions and divestitures in 2007.

Forest’s per-unit oil and gas production expense decreased 26% for the three months ended December 31, 2007 to $1.35 per Mcfe from $1.83 per Mcfe in the corresponding 2006 period. The improved results were due to cost reduction measures being ahead of schedule on the Houston Exploration acquired assets, the addition of the lower cost Houston Exploration assets, and the divestiture of the Alaska assets.

Forest’s per-unit general and administrative expense, excluding stock-based compensation expense, increased 46% for the three months ended December 31, 2007 to $.38 per Mcfe compared to $.26 per Mcfe in the corresponding 2006 period. The results for the three months ended December 31, 2007 reflect an additional compensation expense of approximately $4.0 million, or $.09 per Mcfe, for year end 2007 bonuses as the Company exceeded its performance targets for the year.

Forest’s interest expense increased 34% for the three months ended December 31, 2007 to $27.1 million compared to $20.2 million in the corresponding 2006 period. The increase resulted from higher average debt levels and increased average interest rates. Debt levels increased to fund the Houston Exploration acquisition.

Forest’s current income tax was a benefit of 2% of earnings before income taxes and discontinued operations for the three months ended December 31, 2007.

Depreciation and Depletion Expense

Forest’s per-unit depreciation and depletion expense increased 23% for the three months ended December 31, 2007 to $2.68 per Mcfe compared to $2.18 per Mcfe in the corresponding 2006 period. The increase of $.50 per Mcfe was primarily due to higher than historical per-unit depletion rates associated with the purchase accounting required for the Houston Exploration acquisition.

Exploration and Development Activities

Forest invested $247.6 million in exploration and development activities (excluding capitalized interest, equity compensation, and asset retirement obligations) for the three months ended December 31, 2007.

2007 RESULTS

For the year ended December 31, 2007, Forest reported net earnings of $169.3 million or $2.22 per basic share. This earnings amount is an increase of 5% compared to Remainco’s net earnings of $161.6 million or $2.60 per basic share in the corresponding period in 2006. The net earnings for the year ended December 31, 2007 were affected by the following items:

  The non-cash effect of net unrealized losses relating to mark-to-market valuation on derivative instruments and investments, and foreign currency exchange totaling $114.8 million ($71.6 million net of tax)
  Write-off of unamortized debt costs and prepayment premiums of $12.2 million ($7.8 million net of tax) related to Forest’s repayment of the Forest Alaska term loan facilities
  Gain on sale of Australia overriding interest of $7.2 million ($4.6 million net of tax)
  A reduction in the deferred tax liabilities of $21.0 million ($21.0 million net of tax) to reflect lower statutory tax rates in Canada, release of valuation allowances, and a lower apportioned effective state income tax rate. The statutory tax rate in Canada was lowered from 32% to 25% over the period from 2007 to 2012, respectively.

Without the effect of these items, Forest’s adjusted net earnings would have been $223.1 million or $2.93 per basic share. This earnings amount is an increase of 102% over Remainco’s adjusted net earnings of $110.4 million or $1.77 per basic share in the corresponding 2006 period. Increased production, higher realizations, lower costs, and solid investment results drove positive financial results.

Forest’s adjusted EBITDA increased 69% for the year ended December 31, 2007 to $871.4 million compared to Remainco’s adjusted EBITDA of $516.5 million in the corresponding 2006 period. Forest’s adjusted discretionary cash flow increased 71% for the year ended December 31, 2007 to $742.0 million compared to Remainco’s adjusted discretionary cash flow of $434.6 million in the corresponding 2006 period. The increases are primarily the result of the acquisition of Houston Exploration.

Product Price Differentials to NYMEX

Forest’s price differential to NYMEX for natural gas decreased 35% for the year ended December 31, 2007 to $1.07 per Mcf compared to Remainco’s $1.65 per Mcf in the corresponding 2006 period. The improved differential for natural gas was due to the acquisition of Houston Exploration and lower NYMEX prices.

Forest’s price differential to NYMEX for oil and condensate and for natural gas liquids was $5.96 per Bbl and $32.65 per Bbl (approximately 55% of NYMEX), respectively, for the year ended December 31, 2007 compared to Remainco’s $5.44 per Bbl and $32.52 per Bbl (approximately 51% of NYMEX), respectively, in the corresponding 2006 period.

Total Cash Costs

Total cash costs per-unit remained consistent for the year ended December 31, 2007 at $2.66 per Mcfe compared to Remainco’s $2.68 per Mcfe in the corresponding 2006 period. Total cash costs for the year ended December 31, 2007 do not reflect a full year of cash cost synergies associated with Forest’s improved asset mix resulting from acquisitions and divestitures in 2007.

Forest’s per-unit oil and gas production expense decreased 10% for the year ended December 31, 2007 to $1.56 per Mcfe compared to Remainco’s $1.74 per Mcfe in the corresponding 2006 period. The improved results were due to cost reduction measures being ahead of schedule on the Houston Exploration acquired assets, the addition of the lower cost Houston Exploration assets, and the divestiture of the Alaska assets. However, per-unit oil and gas production expense for the year ended December 31, 2007 does not reflect a full year of cash cost synergies associated with Forest’s improved asset mix resulting from acquisitions and divestitures in 2007.

Forest’s per-unit general and administrative expense, excluding stock-based compensation expense, increased 13% for the year ended December 31, 2007 to $.34 per Mcfe compared to Remainco’s $.30 per Mcfe in the corresponding 2006 period. The results for the year ended December 31, 2007 reflect an additional compensation expense of approximately $10.0 million, or $.06 per Mcfe, for year end 2007 bonuses as the Company exceeded its performance goals in 2007 as compared to 2006.

Forest’s interest expense increased 61% for the year ended December 31, 2007 to $113.2 million compared to Remainco’s $70.4 million in the corresponding 2006 period. The increase resulted from higher average debt levels and increased average interest rates. Debt levels increased to fund the Houston Exploration acquisition.

Forest’s current income tax was an expense of 3% of earnings before income taxes and discontinued operations for the year ended December 31, 2007.

Depreciation and Depletion Expense

Forest’s per-unit depreciation and depletion expense increased 16% for the year ended December 31, 2007 to $2.51 per Mcfe compared to Remainco’s $2.16 per Mcfe in the corresponding 2006 period. The increase of $.35 per Mcfe was primarily due to higher than historical per-unit depletion rates associated with the purchase accounting required for the Houston Exploration acquisition.

Exploration and Development Activities

Forest invested $777 million in exploration and development activities (excluding capitalized interest, equity compensation, and asset retirement obligations) for the year ended December 31, 2007. During 2007 Forest drilled a total of 495 gross wells at a 96% success rate.

Net Debt

Forest reduced its net debt by 19% to $1.74 billion at December 31, 2007, from $2.14 billion at June 30, 2007 immediately subsequent to the acquisition of Houston Exploration, which resulted in a reduction in its net debt to book capitalization ratio from 48% to 42%. Forest achieved this significant debt reduction primarily through cash asset sales of $502.0 million, including the sale of the Alaska assets (not including 10 million shares of Pacific Energy Resources Ltd. (Pacific) common stock or the $60.75 million zero coupon senior subordinated note from Pacific due 2014 received as additional consideration in the Alaska assets disposition) and the drilling rig sale-leaseback transaction, accomplishing our previously stated asset rationalization sales target of $500 to $600 million.

NATURAL GAS AND OIL DERIVATIVES

Forest currently has natural gas and oil derivatives in place for 2008 and 2009 covering the aggregate average daily volumes and weighted average prices shown below. The following is a summary for 2008 and 2009 as of February 21, 2008:

	2008	2009
Natural gas swaps:
Contract volumes (Bbtu/d)	50.0(1)	20.0
Weighted average price (per MMBtu)	$ 8.38	8.64

Natural gas collars:
Contract volumes (Bbtu/d)	116.6(1)
Weighted average ceiling price (per MMBtu)	$ 9.15
Weighted average floor price (per MMBtu)	$ 7.50

Oil swaps:
Contract volumes (MBbls/d)	6.5	4.5
Weighted average price (per Bbl)	$ 69.72	69.01

(1) 10.0 of the 50.0 Bbtu/d of natural gas swaps and 28.4 of the 116.6 Bbtu/d of natural gas collars are subject to a put of $6.00 per MMBtu.

OPERATIONAL PROJECT UPDATE

FOREST’S “BIG FIVE” ASSETS

The following assets constituted 61% of Forest’s net sales volumes and 61% of capital expenditures for the three months ended December 31, 2007. These assets are primarily tight-gas sand development projects in low-risk onshore North American plays. Net sales volumes in these assets for the three months ended December 31, 2007 was 303 MMcfe/d.

Western Business Unit

In 2007, the Western Business unit drilled 277 gross wells including 99 low working interest wells in the San Juan Basin, with a 95% success rate. Approximately 250 gross wells are planned in 2008 with the majority of the capital expenditures in the Texas Panhandle and Permian Basin.

Buffalo Wallow Area – Texas Panhandle (66-100% WI) – A total of 63 gross wells were drilled in 2007 with a 100% success rate. During the fourth quarter, initial production rates ranged from 1.8 to 8.0 MMcfe/d, including wells in the deeper offset areas. There is currently a five-rig program being employed, with a sixth rig planned in the second quarter of 2008. Based on the success in the deeper offset areas, approximately 70 wells are planned in 2008.

Eastern Business Unit

In 2007, the Eastern Business Unit drilled 121 gross wells with a 98% success rate. Approximately 178 gross wells are planned in 2008 with the majority of the capital expenditures in East Texas and the Arkoma Basin.

East Texas Area – Rusk, Harrison, and Panola Counties, Texas (52-100% WI) – A total of 52 gross wells were drilled in 2007 with a 100% success rate. As a result of the most recent horizontal Cotton Valley success (one well tested 7.8 MMcfe/d), Forest plans to dedicate two rigs to horizontal activity in East Texas in early 2008, with a three rig program dedicated to drilling vertical wells. The 2008 drilling plan includes approximately 40 vertical wells and 12 horizontal wells.

Arkoma Basin Area – Arkansas (50-100% WI) – A total of 50 wells were drilled in 2007 with a 98% success rate. During the fourth quarter, initial production rates ranged from 0.6 to 7.1 MMcfe/d. The large pipeline and compression upgrade was completed at year end 2007. Two horizontal wells are currently being completed and will be evaluated in the first quarter of 2008. Forest plans to utilize a three rig program in 2008 with approximately 100 wells planned in 2008.

Southern Business Unit

In 2007, the Southern Business Unit drilled 35 gross wells with an 86% success rate, including wells drilled in Forest’s legacy fields such as Katy. Approximately 59 gross wells are planned in 2008 with the majority of the capital expenditures in Charco, Rincon, McAllen Ranch and Katy in South Texas.

South Texas Wilcox/Vicksburg Program – Hildalgo, Starr, Webb, and Zapata Counties (54-100% WI) – A total of 34 gross wells were drilled in 2007 with an 85% success rate. Initial production rates ranged from 2.0 to 9.0 MMcfe/d. In the South Texas Wilcox/Vicksburg Program, the rig count was reduced to two rigs during the fourth quarter as new 3-D seismic mapping was completed. Forest plans to utilize a five-rig program, drilling approximately 52 gross wells, in addition to the rig in the Katy Field and will include some exploratory drilling in nearby areas for deeper objectives utilizing the 3-D seismic.

Canada Business Unit

In 2007, the Canada Business Unit drilled 60 gross wells with a 98% success rate. Approximately 62 gross wells are planned in 2008 with the majority of the capital expenditures in the Deep Basin and shallow oil fields with acceleration of the program into the first half of 2008. The Waterton plant was shut-in during the fourth quarter of 2007 due to a sour gas line leak and could remain shut-in for most of 2008, so the last horizontal completion will be deferred.

Deep Basin, Wild River, Sundance/Ansell, and Hinton – Alberta, Canada – (25-100% WI) – A total of 45 wells were drilled in 2007 with a 100% success rate. Most of the new completions at Sundance/Ansell and Hinton were not placed to sales at year end and are expected to be tied in during 2008. During the fourth quarter, initial production rates ranged from 0.5 to 6.0 MMcfe/d. A five-rig program is expected to be utilized to drill 35 gross wells in 2008 with increased activity at Sundance/Ansell and Hinton.

2008 GUIDANCE

The guidance below represents Forest’s guidance for 2008 based on expected capital expenditures of $900 million to $1 billion:

Oil and Gas Net Sales Volumes: Forest expects total net sales volumes will be 183 to 190 Bcfe or an annual increase of 3% to 11% based on annualized 2007 fourth quarter volumes. These volumes anticipate a sequential decrease in the first quarter followed by sequential increases in each of the next three quarters. Net sales volumes should be comprised of approximately 75% natural gas and 25% liquids. Forest’s natural gas liquids volumes are expected to comprise 40% of total liquids volumes.

Price Differentials: Based on current prices, Forest expects natural gas price differentials in the first quarter of 2008 will average $1.25 to $1.50 per MMbtu less than the Henry Hub price.

Based on current prices, Forest expects oil differentials in the first quarter of 2008 will average $6.00 to $8.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects natural gas liquids differentials in the first quarter of 2008 will average 50% of the WTI price.

Production Expense: Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes and product processing, gathering and transportation) will be $250 to $270 million or $1.35 to $1.45 per Mcfe.

General and Administrative (G&A) Expense: Forest expects G&A expense will be approximately $55 to $60 million, not including stock compensation expense. This results in an anticipated cost of approximately $.30 per Mcfe.

Stock Compensation Expense: Forest expects stock compensation expense will be approximately $20 to $23 million.

Depreciation, Depletion and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $2.70 to $2.80 per Mcfe.

Income Tax Expense: Forest’s effective income tax rate is expected to be 36% (inclusive of applicable federal and state taxes), and Forest’s current tax is expected to be 3% of the total tax expense.

The foregoing guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward-Looking Statements.”

Prices for Forest’s products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors. These factors are beyond Forest’s control and are difficult to predict. In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products. Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for liquids and gas will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe, weather, hurricanes, and earthquakes). Forest’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, Forest can give no assurance that Forest’s future production will be as estimated.

PRO FORMA

The following unaudited pro forma statements of operations present the operating results of Forest and Remainco for the year ended December 31, 2007 and 2006, respectively, giving pro forma effect to the spin-off and merger of Forest’s Gulf of Mexico operations with Mariner Energy, Inc. for the 2006 period presented.

The unaudited pro forma statements of operations presented do not purport to represent what the results of operations or financial position of Remainco would actually have been had the transaction occurred at the beginning of the period presented, or to project the results of operations or financial position of Forest for any future periods. The adjustments to present the pro forma results of Remainco are based on available information and certain assumptions that management believes are reasonable.

FOREST OIL CORPORATION Pro Forma Statements of Operations (Unaudited)

	For the Year Ended December 31, 2007	For the Year Ended December 31, 2006 (1)
	As Reported	Remainco		Spinco	As Reported
	(In thousands, except average net sales volumes and per share amounts)

Average net sales volumes (MMcfe/d)	427	310		22	332

Revenue	$ 1,083,892	773,716	(a)	46,276	819,992

Operating expenses:
Production expense	242,937	197,000	(a)	18,791	215,791
General and administrative (including stock-based compensation of $10,895, $13,930, $0, and $13,930, respectively)	63,751	48,010	(b)	298	48,308
Depreciation and depletion	390,338	244,657	(c)	22,224	266,881
Accretion of asset retirement obligations	6,064	4,995	(d)	2,101	7,096
Impairment and other	-	3,668		-	3,668
Gain on sale of assets	(7,176)	-		-	-
Spin-off costs	-	5,416		-	5,416
Total operating expenses	695,914	503,746		43,414	547,160
Earnings from operations	387,978	269,970		2,862	272,832

Other income and expense:
Interest expense	113,162	70,402	(e)	1,385	71,787
Unrealized losses (gains) on derivative instruments, net	117,499	(73,788)	(f)	(9,841)	(83,629)
Realized (gains) losses on derivative instruments, net	(75,965)	23,821	(g)	43	23,864
Other expense, net	1,581	3,827		-	3,827
Total other income and expense	156,277	24,262		(8,413)	15,849

Earnings before income taxes	231,701	245,708		11,275	256,983

Income tax expense	62,395	86,551	(h)	4,352	90,903
Earnings from continuing operations	169,306	159,157		6,923	166,080

Income from discontinued operations, net of tax	-	2,422		-	2,422
Net earnings	$ 169,306	161,579		6,923	168,502

Weighted average number of common shares outstanding:
Basic	76,101	62,226			62,226
Diluted	77,751	63,431			63,431

Basic earnings per common share:
Earnings from continuing operations	$ 2.22	2.56			2.67
Income from discontinued operations, net of tax	-	0.04			0.04
Basic earnings per common share	$ 2.22	2.60			2.71

Diluted earnings per common share:
Earnings from continuing operations	$ 2.18	2.51			2.62
Income from discontinued operations, net of tax	-	0.04			0.04
Diluted earnings per common share	$ 2.18	2.55			2.66

(1) Pro forma for the spin-off and merger of Forest’s offshore operations with Mariner Energy, Inc. on March 2, 2006.

(a) To allocate revenue and production expense directly attributable to the oil and gas operations of Remainco and Spinco.

(b) To allocate salaries and other direct general and administrative expenses attributable to Remainco and Spinco. The Spinco allocation includes only general and administrative costs directly related to Forest’s offshore Gulf of Mexico operations. Accordingly, no reductions were assumed for general corporate overhead costs, such as indirect personnel costs, professional services, cost of public ownership, insurance, and accounting, which occurred subsequent to the spin-off.

(c) To allocate depreciation and depletion to give effect to the reduction in Remainco’s consolidated full cost pool and a reduction in production volumes.

(d) To allocate accretion expense attributable to asset retirement obligations associated with assets specifically related to Remainco and Spinco.

(e) To allocate interest expense to give effect to the repayment of a portion of Forest’s outstanding credit facilities using the approximate $200 million in proceeds received by Forest at the time of the Spin-off.

(f) To allocate unrealized gains on derivative instruments that did not qualify for cash flow hedge accounting treatment.

(g) To allocate realized losses on derivative instruments that did not qualify for cash flow hedge accounting treatment.

(h) To allocate income tax expense to Remainco and Spinco based on Forest’s effective federal and state tax rates.

NON-GAAP FINANCIAL MEASURES

In addition to net income determined in accordance with generally accepted accounting principles (GAAP), Forest has provided net earnings adjusted for certain items, a non-GAAP financial measure, which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are difficult to predict or to measure in advance and are not directly related to Forest’s ongoing operations. A reconciliation between GAAP net earnings and net earnings adjusted for certain items are provided in the paragraphs on pages six and seven of this release in which the non-GAAP measure is presented. Net earnings excluding the effects of certain items should not be considered a substitute for net earnings as reported in accordance with GAAP.

In addition to reporting net earnings as defined under GAAP, Forest also presents adjusted EBITDA, which consists of net earnings plus income tax expense – discontinued operations, income tax expense – continuing operations, unrealized losses (gains) on derivative instruments, net, unrealized foreign currency exchange (gains) losses, unrealized losses on other investments, realized foreign currency exchange gains, interest expense, write-off of unamortized debt costs and prepayment premiums, accretion of asset retirement obligations, depreciation and depletion, impairments, and stock-based compensation. Forest further presents adjusted discretionary cash flow, which consists of adjusted EBITDA minus interest expense, write-off of unamortized debt costs and prepayment premiums, current income tax benefit (expense), and other non-cash items. Management uses adjusted EBITDA and adjusted discretionary cash flow as measures of operational performance. Adjusted EBITDA and adjusted discretionary cash flow should not be considered as alternatives to net earnings as reported under GAAP. The following is a reconciliation of net earnings to adjusted EBITDA to adjusted discretionary cash flow (in thousands):

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	Remainco 2006 (1)

Net earnings	$ 27,629	30,849	169,306	161,579
Income tax expense - discontinued operations	-	-	-	1,227
Income tax expense - continuing operations	(4,659)	22,434	62,395	86,551
Unrealized losses (gains) on derivative instruments, net	82,059	(15,451)	117,499	(73,788)
Unrealized foreign currency exchange (gains) losses	(299)	3,165	(7,694)	3,931
Unrealized losses on other investments	7,469	-	4,948	-
Realized foreign currency exchange gains	(459)	-	(7,721)	-
Interest expense	27,139	20,174	113,162	70,402
Write-off of unamortized debt costs and prepayment premiums	-	-	12,215	-
Accretion of asset retirement obligations	1,517	1,217	6,064	4,995
Depreciation and depletion	121,748	63,455	390,338	244,657
Impairments	-	1,590	-	3,668
Stock-based compensation	3,411	1,856	10,895	13,240
Adjusted EBITDA	265,555	129,289	871,407	516,462

Interest expense	(27,139)	(20,174)	(113,162)	(70,402)
Write-off of unamortized debt costs and prepayment premiums	-	-	(12,215)	-
Current income tax benefit (expense)	416	(48)	(5,999)	(2,126)
Other non-cash items	(1,070)	(6,739)	1,947	(9,305)
Adjusted discretionary cash flow	$ 237,762	102,328	741,978	434,629

(1) Pro forma for the spin-off and merger of Forest’s offshore operations with Mariner Energy, Inc. on March 2, 2006.

In addition to total debt, Forest also presents net debt, which consists of principal amount of debt less cash and cash equivalents on hand at the end of the period. Management uses this measure to assess Forest’s indebtedness, based on actual principal amounts owed and cash on hand which has not been applied to reduce amounts drawn on the credit facilities. The following table sets forth the components of net debt as of December 31, 2007 and December 31, 2006 (in millions):

	December 31, 2007		December 31, 2006
	Principal	Book (1)	Principal	Book (1)
Credit facilities	$ 294	294	107	107
Term loan facilities	-	-	375	375
8% Senior notes due 2008	265	266	265	268
8% Senior notes due 2011	285	293	285	296
7% Senior subordinated notes due 2013	6	6	-	-
7 3/4% Senior notes due 2014	150	160	150	161
7 1/4% Senior notes due 2019	750	750	-	-
Total debt	1,750	1,769	1,182	1,207

Cash and cash equivalents	10	10	33	33

Net debt	$ 1,740	1,759	1,149	1,174

(1) Book amounts include the principal amount of debt adjusted for unamortized gains on interest rate swaps of $15.6 million and $20.6 million at December 31, 2007 and December 31, 2006, respectively, and unamortized net premiums on the issuance of certain Senior Notes of $3.4 million and $4.6 million at December 31, 2007 and December 31, 2006, respectively.

EXPLANATION OF RESERVE REPLACEMENT RATIO, FD&A COSTS AND CASH COST

Reserve Replacement Ratio and FD&A Costs

The following discussion relates to Forest’s estimated proved reserves in 2007 pro forma for the divestiture of its Alaska properties.

Forest all-sources reserve replacement ratio of 703% was calculated by dividing the sum of total reserve additions, 1,047 Bcfe, by 2007 net sales volumes of 149 Bcfe.

Forest FD&A costs of $2.27 per Mcfe were calculated by dividing the sum of total exploration, development, and acquisition costs, $2.375 billion, by the sum of total additions to estimated proved oil and gas reserves during 2007 of 1,047 Bcfe.

Forest organic reserve replacement ratio of 236% was calculated by dividing the sum of total additions to estimated proved oil and gas reserves during 2007, including revisions and excluding purchases of properties of 352 Bcfe, by 2007 net sales volumes of 149 Bcfe.

Forest organic F&D costs of $2.21 per Mcfe were calculated by dividing the sum of total exploration and development costs, $777 million, by the sum of total additions to estimated proved oil and gas reserves during 2007, including revisions and excluding purchases of properties of 352 Bcfe.

Forest organic F&D costs excluding revisions of $1.99 per Mcfe were calculated by dividing the sum of total exploration and development costs, $777 million, by total discoveries and extensions to estimated proved oil and gas reserves during 2007, of 391 Bcfe.

Cash Costs

Total cash costs is a non-GAAP measure calculated in accordance with oil and gas industry standards that is used by management to assess the cash operating performance. Total cash costs is defined as all cash operating costs, including production expense, general and administrative expense (excluding stock-based compensation), interest expense, and current income tax (benefit) expense.

	Three Months Ended December 31,
	2007	Per Mcfe	2006	Per Mcfe
	(In thousands, except per-unit amounts)
Production expense	$ 61,555	1.35	53,404	1.83
General and administrative expense (excluding stock-based compensation of $3,411 and $2,005, respectively)	17,246	0.38	7,548	0.26
Interest expense	27,139	0.60	20,174	0.69
Current income tax (benefit) expense	(416)	(0.01)	48	-

Total cash cost	$ 105,524	2.32	81,174	2.78
	Years Ended December 31,
	2007	Per Mcfe	2006 (1)	Per Mcfe
	(In thousands, except per-unit amounts)
Production expense	$ 242,937	1.56	197,000	1.74
General and administrative expense (excluding stock-based compensation of $10,895 and $13,930, respectively)	52,856	0.34	34,080	0.30
Interest expense	113,162	0.73	70,402	0.62
Current income tax expense	5,999	0.04	2,126	0.02

Total cash cost	$ 414,954	2.66	303,608	2.68

(1) Pro forma for the spin-off and merger of Forest’s offshore operations with Mariner Energy, Inc. on March 2, 2006.

TELECONFERENCE CALL

A conference call is scheduled for Friday, February 22, 2008, at 12:00 P.M. MT to discuss the release. You may access the call by dialing toll-free 800-399-6298 (for U.S./Canada) and 706-634-0924 (for International) and request the Forest Oil teleconference (ID # 34228042). A Q&A period will follow.

A replay will be available from Friday, February 22 through February 29, 2008. You may access the replay by dialing toll-free 800-642-1687 (for U.S./Canada) and 706-645-9291 (for International), conference ID # 34228042.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	December 31, 2007	December 31, 2006
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$ 9,685	33,164
Accounts receivable	201,617	125,446
Derivative instruments	30,006	53,205
Other investments	34,694	-
Deferred income taxes	23,854	-
Other current assets	61,518	49,185
Total current assets	361,374	261,000

Net property and equipment	5,025,815	2,789,926

Derivative instruments	-	15,019
Goodwill	265,618	86,246
Other assets	42,741	36,881
	$ 5,695,548	3,189,072

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 361,089	224,933
Accrued interest	7,693	6,235
Derivative instruments	72,675	1,294
Asset retirement obligations	2,562	2,694
Current portion of long-term debt	266,002	2,500
Deferred income taxes	-	14,907
Other current liabilities	28,361	11,378
Total current liabilities	738,382	263,941

Long-term debt	1,503,035	1,204,709
Asset retirement obligations	87,943	61,408
Derivative instruments	38,171	811
Deferred income taxes	853,427	191,957
Other liabilities	62,779	32,240
Total liabilities	3,283,737	1,755,066

Shareholders' equity:
Common stock	8,838	6,300
Capital surplus	1,966,569	1,215,660
Retained earnings	306,062	137,796
Accumulated other comprehensive income	130,342	74,250
Total shareholders' equity	2,411,811	1,434,006
	$ 5,695,548	3,189,072

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Revenue:
Oil and gas sales:
Natural gas	$ 197,883	95,463	625,922	407,565
Oil, condensate, and natural gas liquids	135,686	88,767	457,159	406,904
Total oil and gas sales	333,569	184,230	1,083,081	814,469
Other	20	(376)	811	5,523
Total revenue	333,589	183,854	1,083,892	819,992

Operating expenses:
Lease operating expenses	38,137	39,051	167,473	154,874
Production and property taxes	18,434	8,342	55,264	39,041
Transportation and processing costs	4,984	6,011	20,200	21,876
General and administrative (including stock-based compensation of $3,411, $2,005, $10,895 and $13,930, respectively)	20,657	9,553	63,751	48,308
Depreciation and depletion	121,748	63,455	390,338	266,881
Accretion of asset retirement obligations	1,517	1,217	6,064	7,096
Impairment and other	-	1,590	-	3,668
Gain on sale of assets	-	-	(7,176)	-
Spin-off costs	-	-	-	5,416
Total operating expenses	205,477	129,219	695,914	547,160
Earnings from operations	128,112	54,635	387,978	272,832

Other income and expense:
Interest expense	27,139	20,174	113,162	71,787
Unrealized losses (gains) on derivative instruments, net	82,059	(15,451)	117,499	(83,629)
Realized (gains) losses on derivative instruments, net	(11,174)	(6,632)	(75,965)	23,864
Other expense, net	7,118	3,261	1,581	3,827
Total other income and expense	105,142	1,352	156,277	15,849

Earnings before income taxes and discontinued operations	22,970	53,283	231,701	256,983
Income tax (benefit) expense:
Current	(416)	48	5,999	2,126
Deferred	(4,243)	22,386	56,396	88,777
Total income tax (benefit) expense	(4,659)	22,434	62,395	90,903

Earnings from continuing operations	27,629	30,849	169,306	166,080

Income from discontinued operations, net of tax	-	-	-	2,422

Net earnings	$ 27,629	30,849	169,306	168,502

Weighted average number of common shares outstanding:
Basic	86,983	62,339	76,101	62,226
Diluted	88,766	63,613	77,751	63,431

Basic earnings per common share:

Earnings from continuing operations	$ 0.32	0.49	2.22	2.67
Income from discontinued operations, net of tax	-	-	-	0.04
Basic earnings per common share	$ 0.32	0.49	2.22	2.71

Diluted earnings per common share:

Earnings from continuing operations	$ 0.31	0.48	2.18	2.62
Income from discontinued operations, net of tax	-	-	-	0.04
Diluted earnings per common share	$ 0.31	0.48	2.18	2.66

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Years Ended December 31,
	2007	2006
	(In thousands)
Cash flows from operating activities:
Net earnings	$ 169,306	168,502
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and depletion	390,338	266,881
Accretion of asset retirement obligations	6,064	7,096
Impairments	-	3,668
Unrealized losses (gains) on derivative instruments, net	117,499	(83,629)
Unrealized loss on other investments	4,948	-
Realized foreign currency exchange gain	(7,721)	-
Amortization of deferred derivative losses	-	15,204
Unrealized foreign currency exchange (gain) loss	(7,694)	3,931
Deferred income tax expense	56,396	90,004
Stock-based compensation	10,895	13,240
Other, net	1,947	(9,305)

Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	353	(640)
Other current assets	1,557	(39,860)
Accounts payable	(9,592)	9,200
Accrued interest and other current liabilities	(26,051)	(21,814)
Net cash provided by operating activities	708,245	422,478

Cash flows from investing activities:
Capital expenditures	(1,595,269)	(916,398)
Proceeds from sales of assets	502,048	6,507
Net cash used by investing activities	(1,093,221)	(909,891)

Cash flows from financing activities:
Proceeds from bank borrowings, net of repayments	171,348	130,204
Proceeds from issuance of 7 1/4% Senior Notes, net of issuance costs	739,176	-
Repayment of bank debt assumed in acquisition	(176,885)	-
Repayment of term loans	(375,000)	-
Proceeds from term loans, net of issuance costs	-	367,706
Proceeds from Spin-off	-	21,670
Proceeds from the exercise of options and from employee stock purchase plan	12,845	6,811
Other, net	(11,932)	(12,559)
Net cash provided by financing activities	359,552	513,832

Effect of exchange rate changes on cash	1,945	(486)

Net (increase) decrease in cash and cash equivalents	(23,479)	25,933
Cash and cash equivalents at beginning of period	33,164	7,231
Cash and cash equivalents at end of period	$ 9,685	33,164

CONTACT:
Forest Oil Corporation
Patrick J. Redmond, 303-812-1441
Director - Investor Relations